Exhibit 15.1

LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

The Board of Directors

Beckman Coulter, Inc.

250 S. Kraemer Boulevard

Brea, California 92821-6208

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 6, 2009, August 4, 2009, and November 5, 2009 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Irvine, California

November 6, 2009